Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS FOURTH QUARTER & FULL YEAR 2020 RESULTS

Newport Beach, CA – March 11, 2021 – American Vanguard Corporation (NYSE: AVD) today announced financial results for the fourth quarter and full year ended December 31, 2020.

Fiscal 2020 Fourth Quarter Financial Highlights – versus Fiscal 2019 Fourth Quarter:

•	Net sales were $141 million in 2020, compared to $131 million in 2019

•	Net income was $7.9 million in 2020, compared to $3.4 million in 2019

•	Earnings per diluted share of $0.26 in 2020, compared to $0.12 in 2019

•	EBITDA[1] of $17.1 million in 2020, compared to $12.0 million in 2019

Fiscal 2020 Full Year Financial Highlights – versus Fiscal 2019 Full Year:

•	Net sales were $459 million in 2020, compared to $468 million in 2019

•	Net income was $15.2 million in 2020, compared to $13.6 million in 2019

•	Earnings per diluted share of $0.51 in 2020, compared to $0.46 in 2019

•	EBITDA[1] of $47.6 million in 2020, compared to $48.9 million in 2019

Eric Wintemute, Chairman and CEO of American Vanguard, stated: “2020 proved to be a very challenging year as the world coped with the COVID-19 pandemic. Global implementation of restrictive public health protocols resulted in conservative distribution channel procurement behavior, significant sales and marketing customer access limitations, and dramatic adaptation to remote work processes in many operational and administrative functions. Throughout the year, we maintained very strict health and safety regimens and thankfully have been able to keep AMVAC manufacturing facilities fully functioning and our workforce largely free of serious illness.”

Mr. Wintemute continued: “Despite a difficult and somewhat depressed revenue global environment, our 2020 year-over-year bottom-line performance has increased significantly. This resulted from pandemic restrictions affecting travel activities, lower interest expenses primarily due to reduced federal base lending rate, the benefit of securing a biological technology acquisition at a favorable purchase price, and other non-operating income. Recent product acquisitions continue to broaden our traditional portfolio and company acquisitions have expanded the footprint of our international business. This diversification along with our financial discipline allowed us to achieve reasonable revenue, strong profitability and a de-levered balance sheet despite the difficult business circumstances of this past year.”

[1]

Earnings before interest, taxes, depreciation and amortization. EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measure so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define EBITDA differently.

Mr. Wintemute concluded: “Looking forward, we believe that our Company is situated well in both domestic and international markets and are consequently optimistic about the prospects for low double-digit revenue growth in 2021. This optimism is driven by the belief that global economies are poised to start re-opening, higher commodity prices will encourage crop protection procurement, the expectation of larger corn acreage in the U.S., continued steady supply availability of key raw and intermediate materials, greater AMVAC product participation in the soybean segment, and the continued expansion of our international business. Looking forward, we expect gross profit margins to remain strong and operating expenses will be tightly managed as we return to more normal operations during the middle to later part of 2021. Further, we will continue to develop our innovative Envance, biological and SIMPAS technologies which collectively represent an integrated Environmental, Social and Governance (ESG) platform. We look forward to giving you a more detailed presentation during our upcoming earnings call.”

Conference Call

Eric Wintemute, Chairman & CEO, Bob Trogele, EVP & COO and David T. Johnson, VP & CFO, will conduct a conference call focusing on the financial results and strategic themes…at 4:30 pm ET on March 11, 2020. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the call is scheduled to begin and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
williamk@amvac-chemical.com	Lcati@equityny.com

CONDENSED CONSOLIDATED BALANCE SHEETS

December 31, 2020 and 2019

(In thousands, except share data)

(Unaudited)

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$15,923	$6,581
Receivables:
Trade, net of allowance for doubtful accounts of $3,297 and $2,300, respectively	119,071	136,075
Other	8,444	16,949

Total receivables, net	127,515	153,024

Inventories, net	163,784	163,313
Prepaid expenses	11,112	10,457
Income taxes receivable	3,046	2,824

Total current assets	321,380	336,199
Property, plant and equipment, net	65,382	56,521
Operating lease right-of-use assets	12,198	11,258
Intangible assets, net of amortization	197,514	198,261
Goodwill	52,108	46,673
Other assets	18,602	21,186

Total assets	$667,184	$670,098

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of other liabilities	$2,647	$1,513
Accounts payable	59,254	64,881
Deferred revenue	32,652	6,826
Accrued program costs	45,441	47,699
Accrued expenses and other payables	16,797	12,815
Operating lease liabilities, current	4,188	4,904

Total current liabilities	160,979	138,638
Long-term debt, net of deferred loan fees	107,442	148,766
Other liabilities, excluding current installments	9,054	12,890
Operating lease liabilities, long-term	8,177	6,503
Deferred income tax liabilities, net	20,796	19,145

Total liabilities	306,448	325,942

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $.10 par value per share; authorized 40,000,000 shares; issued 33,922,433 shares in 2020 and 33,233,614 shares in 2019	3,394	3,324
Additional paid-in capital	96,642	90,572
Accumulated other comprehensive loss	(9,322)	(5,698)
Retained earnings	288,182	274,118

	378,896	362,316
Less treasury stock at cost, 3,061,040 shares in 2020 and 2019	(18,160)	(18,160)

Total stockholders’ equity	360,736	344,156

Total liabilities and stockholders’ equity	$667,184	$670,098

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the years and quarters ended December 31, 2020 and 2019

(In thousands, except per share data)

(Unaudited)

	For the quarters ended December 31,		For the years ended December 31,
	2020	2019	2020	2019
Net sales	$140,747	$130,521	$458,704	$468,186
Cost of sales	90,109	83,985	286,114	290,832

Gross profit	50,638	46,536	172,590	177,354
Operating expenses	44,740	40,279	153,622	151,133
Bargain purchase gain on business acquisition	(4,657)	—	(4,657)	—

Operating income	10,555	6,257	23,625	26,221
Interest expense, net	1,374	1,605	5,178	7,209

Income before provision for income taxes and loss on equity method investment	9,181	4,652	18,447	19,012
Provision for income taxes	1,228	1,155	3,080	5,202

Income before loss on equity method investment	7,953	3,497	15,367	13,810
Less net loss from equity method investment	45	61	125	209

Net income	$7,908	$3,436	$15,242	$13,601

Earnings per common share—basic	$0.27	$0.12	$0.52	$0.47

Earnings per common share—assuming dilution	$0.26	$0.12	$0.51	$0.46

Weighted average shares outstanding—basic	29,598	29,081	29,450	29,030

Weighted average shares outstanding—assuming dilution	30,194	29,853	29,993	29,656

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

ANALYSIS OF SALES

For the years and quarters ended December 31, 2020 and 2019

(Unaudited)

	For the quarters ended December 31,		For the years ended December 31,
	2020	2019	2020	2019
Net sales:
U.S. crop	$74,537	$62,567	$223,167	$220,635
U.S. non-crop	10,675	19,521	48,557	61,590

Total U.S.	85,212	82,088	271,724	282,225
International	55,535	48,433	186,980	185,961

Total net sales	$140,747	$130,521	$458,704	$468,186

Gross profit:
U.S. crop	$30,221	$26,370	$98,340	$95,429
U.S. non-crop	3,690	8,269	22,225	29,713

Total U.S.	33,911	34,639	120,565	125,142
International	16,727	11,897	52,025	52,212

Total gross profit	$50,638	$46,536	$172,590	$177,354

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2020 and 2019

(In thousands)

(Unaudited)

	2020	2019
Increase cash
Cash flows from operating activities:
Net income	$15,242	$13,601
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment and intangible assets	19,902	18,643
Loss on disposal of property, plant and equipment	119	—
Amortization of other long-term assets	4,246	4,207
Amortization of discounted liabilities	9	72
Provision for bad debts	1,002	1,035
Revision of contingent consideration	—	(4,120)
Stock-based compensation	6,561	7,160
Increase (decrease) in deferred income taxes	969	2,616
Changes in liabilities for uncertain tax positions	(2,092)	263
Change in investment fair value	(717)	—
Loss from equity method investment	125	209
Bargain purchase gain	(4,657)	—
Changes in assets and liabilities associated with operations, net of business combinations:
(Increase) decrease in net receivables	26,517	(11,383)
(Increase) decrease in inventories	7,421	3,817
(Increase) decrease in income tax receivable, net	(287)	(6,855)
(Increase) decrease in prepaid expenses and other assets	(474)	(876)
Increase in net operating lease liability	18	149
Increase (decrease) in accounts payable	(8,124)	(7,977)
Increase (decrease) in deferred revenue	25,845	(13,355)
Increase (decrease) in accrued program costs	(2,517)	5,797
Increase (decrease) in other payables and accrued expenses	89	(3,434)

Net cash provided by operating activities	89,197	9,569

Cash flows from investing activities:
Capital expenditures	(11,249)	(12,985)
Investments	(1,190)	—
Acquisitions of businesses and product lines, and intangible assets additions	(23,356)	(41,852)

Net cash used in investing activities	(35,795)	(54,837)

Cash flows from financing activities:
Net (payments) borrowings under line of credit agreement	(41,623)	51,900
Cash paid to acquire non-controlling interest	—	—
Payment on deferred consideration	—	(850)
Net receipt (payment) from the issuance of common stock (sale of stock under ESPP, exercise of stock options and shares purchased for tax withholding)	(421)	283
Repurchase of common stock	—	(2,604)
Payment of cash dividends	(1,168)	(2,323)

Net cash provided by (used in) financing activities	(43,212)	46,406

Net increase (decrease) in cash and cash equivalents	10,190	1,138
Effect of exchange rate changes on cash and cash equivalents	(848)	(725)
Cash and cash equivalents at beginning of year	6,581	6,168

Cash and cash equivalents at end of year	$15,923	$6,581

Supplemental cash flow information:
Cash paid during the year for:
Interest	$5,313	$7,121

Income taxes, net	$3,881	$9,276

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA

Quarters ended December 31, 2020 and 2019

	2020	2019
Net income attributable to American Vanguard	$7,908	$3,436
Provision for income taxes	1,396	1,143
Interest expense, net	1,374	1,603
Depreciation and amortization	6,418	5,726

EBITDA[2]	$17,096	$11,908

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA

Years ended December 31, 2020 and 2019

	2020	2019
Net income attributable to American Vanguard	$15,242	$13,601
Provision for income taxes	3,080	5,202
Interest expense, net	5,178	7,209
Depreciation and amortization	23,968	22,626

EBITDA[2]	$47,468	$48,638

[2]

EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define EBITDA differently.